   As filed with the Securities and Exchange Commission on December 17, 1998

                                            REGISTRATION STATEMENT NO. _________
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           _________________________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           _________________________

                           BRADLEY REAL ESTATE, INC.
            (Exact name of Registrant as specified in its charter)
          MARYLAND                                         04-6034603
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                          Identification No.)

                        40 SKOKIE BOULEVARD, SUITE 600
                        NORTHBROOK, ILLINOIS 60062-1626
                                (847) 272-9800
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                        _______________________________

                               THOMAS P. D'ARCY
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           BRADLEY REAL ESTATE, INC.
                        40 SKOKIE BOULEVARD, SUITE 600
                       NORTHBROOK, ILLINOIS  60062-1626
                                (847) 272-9800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    copy to:

                             WILLIAM B. KING, P.C.
                         GOODWIN, PROCTER & HOAR  LLP
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS  02109-2881
                                (617) 570-1000
                         _____________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

                                                             Proposed Maximum            Proposed Maximum
  Title of Securities Being                                 Offering Price Per         Aggregate Offering            Amount of
        Registered              Amount to be Registered          Share(1)                    Price(1)           Registration Fee(2)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01
 per share                             1,212,630                  19.78                    $23,987,338                $5,125
------------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices on the New York Stock Exchange on December 11, 1998.
(2) Pursuant to Rule 429 under the Securities Act of 1933, as amended, 281,300 shares covered by the earlier Registration Statement on Form S-3 (No. 333-42357) are being carried forward and the corresponding registration fee of $1,650 was previously paid at the time of filing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

 ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
 +                                                                            +
 +   The information in this prospectus is not complete and may be changed.   +
 +   We may not sell these securities until the registration statement filed  +
 +   with the Securities and Exchange Commission is effective. This           +
 +   prospectus is not an offer to sell these securities and it is not        +
 +   soliciting an offer to buy these securities in any state where the       +
 +   offer or sale is not permitted.                                          +
 +                                                                            +
 ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                    Subject to Completion December 17, 1998

PROSPECTUS
----------
                                1,212,630 SHARES

                           BRADLEY REAL ESTATE, INC.

                                  COMMON STOCK
                                  ____________

    We are a fully integrated real estate investment trust that owns and operates community and neighborhood shopping centers in the Midwest region of the United States. We conduct substantially all of our business through Bradley Operating Limited Partnership. We are the sole general partner of, and own approximately 94% of the economic interests in this partnership.

    This Prospectus relates to 1,212,630 shares of common stock that we may issue to certain holders of limited partnership units in Bradley Operating Limited Partnership upon redemption of their units, as more fully described in this Prospectus. Bradley Operating Limited Partnership originally issued the units to these holders in exchange for the contribution of their interests in certain properties to Bradley Operating Limited Partnership. We are filing the registration statement of which this Prospectus is a part to fulfill our contractual obligations to these holders and provide the holders of the shares with freely tradable securities.

    Under the terms of the Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, holders of limited partnership units have the right to tender their units for cash, subject to certain restrictions. In lieu of delivering cash, however, we may elect to issue shares of common stock to any such holder in exchange for their limited partnership units on a one-for-one basis, subject to certain adjustments. Whether we issue the shares offered hereby depends on whether, and to what extent, these holders of up 1,212,630 partnership units tender their units for redemption and we elect to issue shares rather than to pay cash. The registration of these shares does not necessarily mean that the holders will tender their units or that, if they do, they will offer or sell the shares.

    Our common stock trades on the New York Stock Exchange under the symbol "BTR." To ensure that we maintain our qualification as a real estate investment trust for federal income tax purposes, our charter generally limits ownership of common stock by any person or affiliated group to 9.8% of the total common stock by number or value, with certain exceptions. See "Restrictions on Transfers."

    We will not receive any proceeds from the issuance of the shares of common stock offered hereby. We have also agreed to bear certain expenses of registration of these shares under federal and state securities laws.

                              ____________________

    Investing in shares of our common stock involves various risks. In considering whether to redeem limited partnership units in Bradley Operating Limited Partnership for shares of common stock, you should carefully consider the matters discussed under "Risk Factors" beginning on page 5 of the Prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                              ____________________

                The date of this Prospectus is December __, 1998

                             AVAILABLE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information electronically with the SEC. You may read and copy any of the reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available from the New York Stock Exchange, 20 Broad Street, New York, NY 10005 and from the Internet site maintained by the SEC at http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Prospectus is part of a registration statement we filed with the SEC to register the shares offered in this Prospectus. It does not repeat important information that you can find in our registration statement or in the reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede the information in this Prospectus and the documents listed below.

    We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the shares of common stock offered in this Prospectus:

    . the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

    . the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    . the Company's Proxy Statement dated March 31, 1998 with respect to its Annual Meeting of Stockholders on May 14, 1998;

    . the Company's current reports on Form 8-K filed on January 28, 1998, February 20, 1998, June 2, 1998, June 17, 1998, June 24, 1998, August 7,
        1998, September 24, 1998, September 29, 1998 and December 16, 1998; and

    . the description of the Company's Common Stock contained or incorporated by reference in the Company's Registration Statement on Form 8-A, filed August 8, 1994, including any amendments thereto.

    You may request a copy of these documents incorporated by reference, but not the exhibits filed with these documents unless those exhibits are specifically referred to, at no cost by writing or telephoning us at the following address: attention: Ms. Marianne Dunn, Senior Vice President, Bradley Real Estate, Inc., 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626, telephone (847) 272-9800.

                              PROSPECTUS SUMMARY

    This summary only highlights the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire Prospectus carefully before deciding whether to tender your units of limited partnership interest for redemption.

    SOME IMPORTANT TERMS

    Although Bradley Real Estate, Inc., Bradley Operating Limited Partnership and their subsidiaries and affiliated partnerships are separate legal entities, for ease of reference, the terms "we," "us," and "ours" refer to the business and properties of all of these entities, unless the context indicates otherwise. For ease of reference and clarity, we sometimes refer to Bradley Real Estate, Inc. and its predecessor, subsidiaries and affiliated partnerships as the "Company" and Bradley Operating Limited Partnership and its subsidiaries and
affiliated partnerships as the "Operating Partnership."   References in this
Prospectus to "Units" refer to units of limited partner interest of Bradley Operating Limited Partnership not designated as belonging to any specific class. We sometimes refer to a real estate investment trust as a "REIT" in this Prospectus.

                             ____________________

                                  THE COMPANY

    Bradley Real Estate, Inc. is a fully-integrated real estate operating company that owns and operates community and neighborhood shopping centers in the Midwest region of the United States. As of December 1, 1998, the Company owned 97 properties in 16 states, aggregating approximately 15.6 million square feet of gross leasable area or GLA. Title to such properties is held by or for the benefit of the Operating Partnership. The Company conducts substantially all of its business through the Operating Partnership. The Company is the sole general partner and the owner of approximately 94% of the economic interests in the Operating Partnership.

    The Company is incorporated under the laws of the State of Maryland. Its offices are located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626. Its telephone number is (847) 272-9800.

                           SECURITIES TO BE OFFERED

    This Prospectus relates to the possible issuance of up to 1,212,630 shares of common stock that may be issued by the Company to certain holders of an aggregate of 1,212,630 Units upon redemption of their Units. The Operating Partnership originally issued these Units to the equity holders of Lexington Holding Company, Baken Park Partners Limited Partnership, County Line 31 Company, L.P. and Spring Mall Associates Limited Partnership in exchange for the contribution of their interests in certain properties to the Operating Partnership. In connection with these property contributions, the Company entered into registration rights agreements with the contributors. The Company is registering the shares covered by this Prospectus in order to fulfill its contractual obligations under these agreements and provide the holders of the shares with freely tradable securities. Registration of these shares does not necessarily mean that all or any portion of the shares will be issued by the Company.

    Pursuant to the Second Restated Agreement of Limited Partnership of the Operating Partnership, Unitholders may tender their Units to the Operating Partnership for cash equal to the value of an equivalent number of shares of common stock (subject to certain adjustments to prevent dilution). In lieu of delivering cash, however, the Company may, at its option, choose to acquire any Units so tendered by issuing shares of common stock in exchange for the Units. The shares will be exchanged for Units on a one-for-one basis (subject to certain adjustments to prevent dilution).

    The Company will not receive any cash proceeds from the issuance of any shares of common stock offered under this Prospectus. With each such acquisition, however, the Company's economic interest in the Operating Partnership will increase.

                                 RISK FACTORS

    An investment in common stock involves various risks. In considering whether to redeem your Units, you should carefully consider the matters discussed under "Risk Factors" which begins on page 5 of this Prospectus.

                           TAX STATUS OF THE COMPANY

    The Company has elected to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), in each year since its organization in 1961 and is the nation's oldest continuously qualified REIT. As long as it qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax on that portion of its ordinary income and capital gains that is currently distributed to its stockholders. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT" and "Federal Income Tax Considerations" for a more detailed explanation.

                                 RISK FACTORS

FORWARD LOOKING INFORMATION

    Statements made in this Prospectus or in the documents incorporated by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Also, documents we subsequently file with the Commission and incorporated by reference will contain forward-looking statements. These statements include, among other things, statements regarding the intent, belief or expectations of the Company and its directors and officers with respect to:

    .   the declaration or payment of distributions by the Company,

    . potential acquisitions or dispositions of properties, assets or other public or private companies by the Company,

    . the policies of the Company regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters,

    .   the Company's qualification as a REIT under the Internal Revenue Code,

    . the retail industry and real estate markets in the Midwest and in general,

    .   the availability of debt and equity financing,

    .   interest rates,

    .   general economic conditions, and

    . trends affecting the Company's financial condition or results of operations.

    You are cautioned that, while forward-looking statements reflect the Company's good faith beliefs, they are not guarantees of future performance and involve known and unknown risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. In addition, the Company disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TAX CONSEQUENCES OF EXCHANGE TO HOLDERS OF UNITS

    A Unitholder Who Redeems Units for Common Stock May Have Adverse Tax Consequences

    If you redeem or exchange Units for cash or shares of stock, you will recognize gain or loss because the redemption and exchange are considered fully taxable sales of your Units. You will be treated as realizing for tax purposes an amount equal to the sum of the cash received or the value of the shares received in the exchange plus the amount of any Operating Partnership liabilities allocable to the exchanged Units at the time of the redemption or exchange. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of the shares received upon such disposition. See "Description of Units and Redemption of Units--Tax Consequences of Redemption." In addition, your ability to sell a substantial number of shares in order to raise cash to pay tax liabilities associated with the redemption of your Units may be limited as a result of fluctuations in the market price of our common stock. The price you receive for such shares may not equal the value of your Units at the time of redemption or exchange.

    If we do not exercise our right to acquire Units tendered for redemption in exchange for shares of common stock, and such Units are redeemed by the Operating Partnership for cash, then the tax consequences may differ. See "Description of Units and Redemption of Units."

    If a Unitholder Redeems Units, the Original Receipt of the Units May Be Subject to Tax

    Your original receipt of the Units may be treated as a taxable sale under the "disguised sale" rules of the Internal Revenue Code if you redeem your Units, particularly within two years of receiving them. Subject to several exceptions, the tax law generally provides that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration from the partnership to the partner will be presumed to be a taxable sale. In particular, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a taxable sale of the contributed property unless the facts and circumstances clearly establish that the transfers are not a sale. On the other hand, if two years have passed between the original contribution of property and the transfer of money or other consideration, the transactions will not be presumed to be a taxable sale unless the facts and circumstances clearly establish that they should be. You should consult your own tax advisor regarding your personal situation prior to tendering Units for redemption.

    Potential Change in Nature of Investment Upon Redemption of Units

    If you exercise your right to redeem all or a portion of your Units, then you may receive cash or, at our option, shares of common stock in exchange for your Units. If you receive cash, then you will (except to the extent you do not tender all of your Units):

    .   no longer have any interest in the Company;

    . not benefit from any subsequent increases in the price of the Units or shares of our common stock; and

    .   not receive any future distributions from the Company.

    If you receive common stock, you will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. Although substantially economically similar, an investment in shares of common stock differs in important ways from an investment in Units of the Operating Partnership, such as, among other things, form of organization, management structure, voting rights, liquidity and federal income taxation. These differences, some of which may be material to investors, are discussed in "Description of Units and Redemption of Units--Comparison of Ownership of Units and Common Stock."

FAILURE TO EFFECTIVELY MANAGE GROWTH

    We have grown aggressively over the past few years and continue to experience growth. The failure to effectively manage such growth, or to successfully integrate acquired properties into our operations, could have material adverse effect on our operating results and financial condition.
During 1997, we acquired 25 shopping centers aggregating over 3.1 million square feet of GLA for an aggregate acquisition price of approximately $189.3 million. On August 6, 1998, we completed the merger acquisition of Mid-America Realty Investments, Inc., a real estate investment trust owning interests in 25 properties aggregating approximately 3.3 million square feet primarily located in the Midwest region of the United States. In addition to property interests acquired in connection with the merger acquisition of Mid-America Realty Investments, from January 1, 1998 through December 1, 1998, we acquired 21 properties and two outlots adjacent to one of our existing properties, aggregating 2.8 million square feet of GLA for an aggregate acquisition price of approximately $198.9 million. We have also entered into a contract to acquire an additional shopping center representing approximately 186,000 square feet of GLA, which we believe will close, for an estimated price of approximately
$3.9 million.

UNCERTAINTY OF MEETING ACQUISITION OBJECTIVES; ACQUIRED PROPERTIES MAY NOT MEET OUR EXPECTATIONS

    As an important part of our business strategy, we continually seek prospective acquisitions of additional shopping centers and portfolios of shopping centers. Notwithstanding our adherence to our criteria for evaluation and due diligence regarding potential acquisitions, we cannot guarantee that any acquisition that is consummated will meet our expectations. We target shopping centers and portfolios which we believe can be purchased at attractive initial yields and/or which demonstrate the potential for revenue and cash flow growth through implementation of renovation, expansion, re-tenanting and re-leasing programs similar to those undertaken with respect to some of our existing properties. When we acquire a shopping center, we expose ourselves to the risk that our investment will fail to generate expected returns or that our desired improvement programs will cost more than expected. In addition, we cannot guarantee that we will ultimately make any potential acquisition that we may evaluate. The evaluation process involves non-recoverable costs in the case of acquisitions which are not consummated.

RISKS RELATED TO INDEBTEDNESS

    No Limitation on Debt

    Our organizational documents do not limit the amount of indebtedness that we or the Operating Partnership may incur. Although we attempt to maintain a balance between total outstanding indebtedness and the value of our portfolio (i.e., a ratio of debt and preferred stock to Real Estate Value of 50% or less, with "Real Estate Value" defined as net operating income divided by 10.25%), we could alter this balance at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make expected distributions to our stockholders and make payments on our outstanding indebtedness. If we default on our obligations under any outstanding indebtedness, we could lose our interest in any properties that secure that indebtedness.

    Risk of Rising Interest Rate

    Our revolving credit facility carries a floating interest rate that will rise if market interest rates rise. Any such increase in debt service requirements will adversely affect our net income and cash available for distribution to our stockholders.

    Effect on Stock Price and Ability to Raise Capital

    The foregoing risks associated with our debt obligations may also adversely affect the market price of our common stock. A decrease in the market price of our common stock may inhibit our ability to raise capital and issue equity in both the public and private markets and thereby adversely affect any plans for future growth.

REAL ESTATE INVESTMENT CONSIDERATIONS

    General

    Real property investments are subject to varying types and degrees of risk that may hinder or otherwise affect their ability to generate revenues. As a result, our cash flow and cash available for distributions to stockholders may be adversely affected. The following factors, among others, may adversely affect real estate values and our ability to generate revenues:

    .   changes in the general economic climate;

    . local conditions (such as an oversupply of space or a reduction in demand for real estate in an area);

    .   the quality and philosophy of management;

    .   competition from other available space;

    .   the ability of the owner to provide adequate maintenance;

    .   insurance and variable operating costs;

    .   government regulations;

    .   changes in interest rate levels;

    .   the availability of financing and

    .   potential liability due to changes in environmental and other laws.


    Illiquidity of Real Estate

    Real estate investments are relatively illiquid and therefore will tend to limit our ability to react promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code limits a REIT's ability to make sales of properties held for fewer than four years, which may affect our ability to sell properties without adversely affecting returns to stockholders.

    Economic Trends in the Midwest and/or the Retail Industry May Affect Cash Available for Distribution

    Substantially all of our properties are located in the Midwestern region of the United States. Adverse economic developments in this area could adversely impact the operations of our properties and therefore our profitability. The concentration of properties in one region may expose us to risks of adverse economic developments which are greater than if our portfolio were more geographically diverse.

    Our properties consist predominantly of community and neighborhood shopping centers catering to retail tenants. Our performance therefore is linked to economic conditions in the market for retail space generally. The market for retail space has been or could be adversely affected by:

    .   the ongoing consolidation in the retail sector;

    . the adverse financial condition of certain large companies in this sector;

    .   the excess amount of retail space in certain markets; and

    .   increasing consumer purchases through catalogues or the internet.

To the extent that these conditions impact the market rents for retail space, we could experience a reduction of cash receipts and cash available for distribution. Such a reduction would have a corresponding effect on the amount of distributions we can make to our stockholders.

    In addition, the value of our common stock may be negatively impacted to the extent that the investing public has a negative perception of the retail sector. As a result, our common stock may trade at a discount below the inherent value of our assets as a whole.

    Financial Condition of Tenants May Affect Cash Available for Distribution; Tenants in Bankruptcy May Not Make Timely Rental Payments

    Our cash receipts and cash available for distribution would be adversely affected if a significant number of tenants were unable to meet their obligations to us. A tenant may experience a downturn in its business which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If a lessee or sublessee defaults in its obligations to us, then we may experience delays in being able to enforce our right as lessor or sublessor. In addition, we may incur substantial costs and experience significant delays associated with protecting our investment, including costs incurred in renovating and releasing the property.

    At any time, one or more of our tenants may seek the protection of the bankruptcy laws, which could result in the rejection and termination of their lease. Such an event could cause a reduction of cash receipts and cash available for distribution and thus affect the amount of distributions we can make to our stockholders. We are subject to risks that:

    . any present tenant which has filed for bankruptcy protection will not continue making payments under its lease;

    .   any tenant may file for bankruptcy protection in the future; or

    . any tenants that files for bankruptcy protection may not continue to make rental payments in a timely manner.

    Vacancies and Lease Renewals May Reduce Cash Available for Distribution

    We continually have tenant leases expiring at our properties. Some lease expirations provide us with the opportunity to increase rentals or to hold the space available for a stronger long-term tenancy. In other cases, the space may not generate strong demand for tenancy. As a result, the space may remain vacant for a longer period than anticipated or may be able to be re-leased only at less favorable rents. In such situations, we may be subject to competitive and economic conditions over which we have no control. Accordingly, we can give no assurance that the effects of possible vacancies or lease renewals at such properties will not reduce our rental income and cash available for distribution below levels we anticipate.

    Development Activities

    To the extent that we enter into agreements to acquire newly developed shopping centers when they are completed, or acquire newly developed shopping centers, we will be subject to risks inherent in acquiring newly constructed centers, which could carry a higher level of risk than the acquisition of existing properties with a proven performance record. These risks include, among others:

    . the risk that funds will be expended and management time will be devoted to projects which may not come to fruition;

    . the risk that occupancy rates and rents at a completed project will be less than anticipated; and

    . the risk that expenses at a completed development will be higher than anticipated.

    These risks may adversely affect our results of operations and ability to make distributions to our stockholders.

    Possible Environmental Liabilities and Related Costs of Remediation May Reduce Cash Available for Distribution or Reduce Value of the Property

    Under various federal, state and local laws, ordinances and regulations, current or former owners of real estate are liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. All of our properties have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or ground water analysis) by independent environmental consultants. We are not aware of any environmental liability with respect to our properties that we believe would have a material adverse effect on our business, assets or results of operations taken as a whole. We have no assurance, however, that existing environmental studies with respect to our properties revealed all environmental liabilities or that a prior owner of any such property did not create any material environmental condition not known to us.

    Possible Adverse Consequences of Limitations on Insurance

    We carry comprehensive general liability coverage and umbrella liability coverage on all of our properties. Our insurance has limits of liability which we believe are customary for similar properties and adequate to insure against liability claims and provide for cost of defense. Similarly, we are insured against the risk of direct physical damage in amounts we estimate to be adequate to reimburse us on a replacement basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. Currently, we also insure the properties for loss caused by earthquake or flood in the aggregate amount of $10 million per occurrence. Because of the high cost of this type of insurance coverage and the wide fluctuations in price and availability, we determined that the risk of loss due to earthquake and flood does not justify the cost to increase coverage limits any further under current market conditions. It is possible that we may experience losses which exceed the limits of our insurance coverage or which may be uninsured.

COMPETITION COULD ADVERSELY AFFECT ABILITY TO RENT SPACE, AMOUNT OF RENTS CHARGED OR DEVELOPMENT AND ACQUISITION OPPORTUNITIES

    Numerous other retail properties and real estate companies compete with us for tenants, development and acquisition opportunities within the market area of each of our properties. Some of these competitors have greater resources than we do. The competition from these retail properties and real estate companies in such areas could have a material effect on:

    . our ability to rent space at our properties and the amount of rents charged; and

    . our ability to take advantage of development and acquisition opportunities.

RISKS RELATING TO YEAR 2000 COMPLIANCE

    Many existing computer software programs and operating systems were designed such that the year 1999 is the maximum date that many computer systems will be able to process dates accurately. In the conduct of our own operations, we rely upon commercial computer software primarily provided by independent software vendors, and have undertaken an assessment of our vulnerability to the so-called "Year 2000 issue" with respect to our computer systems. After an analysis of our potential exposure, we believe that such commercial software is substantially Year 2000 compliant and that such independent vendors will be able to complete any additional work to ensure Year 2000 compliance in a timely manner and without any material impact on our business, operations or financial condition . We can, however, give no assurance that any material impact on us as a result of any noncompliance will not occur. Our assessment is based upon formal and informal communications with the software vendors, literature supplied with the software, literature supplied in connection with maintenance contracts, and test evaluations of the software. At this time we are not aware of any tenant, supplier or any other party with whom we do a significant amount of business that we anticipate will have a Year 2000 compliance issue that will have a materially adverse effect on us or our operations. In the event that any such tenant, supplier or other party does experience a Year 2000 compliance issue, there may be a material impact on our business, operations or financial condition. Although we believe that we will be able to adopt appropriate contingency plans to deal with any Year 2000 compliance issues that we or any other party with whom we have significant relationships may experience as we continue our Year 2000 assessment and testing, we can not be certain at this time that our contingency plans will be effective.


CERTAIN PROVISIONS IN ORGANIZATIONAL DOCUMENTS MAY DISCOURAGE ACQUISITION PROPOSALS

    Certain Provisions of Our Charter and Bylaws

    Certain provisions contained in our charter and bylaws may discourage third parties from making proposals to acquire us, even if some of our stockholders might consider the proposal to be in their best interest. These provisions include the following:

    . Our charter provides for three classes of Directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our Board of Directors in control for a longer period of time than stockholders may desire.

    . Our bylaws provide that the holders of not less than 25% of the outstanding shares of common stock may call a special meeting of our stockholders. This provision could make it more difficult for a stockholder to call a meeting for the purposes of approving a change of control without the support of the Board of Directors.

    . Our charter authorizes the Board to issue up to 20 million shares of preferred stock without stockholder approval and to reclassify any unissued shares of stock as a different class or series in the Board's discretion. Our Board's ability to issue preferred stock without stockholder approval, and to establish the preferences and rights of any class or series issued, could allow the Board to issue one or more classes or series of preferred stock that would discourage or delay a tender offer or change in control.

    . Our charter generally limits any holder from acquiring more than 9.8% of the value or number of our outstanding common stock. While this provision is intended to assure our ability to remain a qualified REIT for income tax purposes, the ownership limits may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of common stock or otherwise effect a change in control.

ADVERSE CONSEQUENCE OF FAILURE TO QUALIFY AS A REIT AND OTHER TAX RISKS

    We Believe, But Cannot Guarantee, That We Qualify as a REIT

    We believe that we have operated in a manner that permits us to qualify as a REIT under the Internal Revenue Code for each taxable year since our formation in 1961. Qualification as a REIT, however, involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. In addition, REIT qualification involves the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources and we must distribute annually to stockholders 95% of our REIT taxable income (excluding net capital gains). As a result, although we believe that we are organized and operating in a manner that permits us to remain qualified as a REIT, we cannot guarantee that we will be able to continue to operate in such a manner. In addition, if we are ever audited by the Internal Revenue Service with respect to any past year, the IRS may challenge our qualification as a REIT for such year.

    Similarly, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. We are not aware, however, of any currently pending tax legislation that would adversely affect our ability to continue to operate as a REIT.

    Our Failure to Qualify as a REIT Would Have Serious Adverse Consequences

    If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. This additional tax could significantly reduce, or possibly eliminate, the amount of cash we have available for investment or distribution to stockholders because of the additional tax liability for the year or years involved. In addition, we will also be disqualified from treatment as a REIT for the next four taxable years, unless we are entitled to relief under certain statutory provisions.

    If we do not qualify as a REIT, we will no longer be required to make annual distributions to stockholders. To the extent that we made distributions to stockholders in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate certain of our investments to pay the applicable tax. Our failure to qualify as a REIT would also constitute a default under certain of our debt obligations and could significantly reduce the market value of our common stock.

    We May Need to Borrow Money to Qualify as a REIT

    Our ability to make distributions to stockholders could be adversely affected by increased debt service obligations if we need to borrow money in order to maintain our REIT qualification. For example, differences in timing between when we receive income and when we have to pay expenses could require us to borrow money to meet the requirement that we distribute to our stockholders at least 95% of our net taxable income (excluding net capital gain) each year. The incurrence of large expenses also could cause us to need to borrow money to meet this requirement. We might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings and therefore we may borrow money on unfavorable terms.

    We are Subject To Some Taxes Even If We Qualify as a REIT

    Even if we qualify as a REIT, we are subject to some federal, state and local taxes on our income and property. For example, we pay tax on certain income we do not distribute. Also, our income derived from properties located in certain states are subject to local taxes and, if we entered into certain prohibited transactions, our net income from such transactions would be subject to a 100% tax.

                                  THE COMPANY

    The Company is a fully-integrated real estate operating company that owns and operates community and neighborhood shopping centers in the Midwest region of the United States. As of December 1, 1998, the Company owned 97 properties in 16 states, aggregating approximately 15.6 million square feet of GLA. Title to such properties is held by or for the benefit of the Operating Partnership.

    The Company conducts substantially all of its business through the Operating Partnership. The Company is the sole general partner and the owner of approximately 94% of the economic interests in the Operating Partnership.

    The Company owns and operates and seeks to acquire grocery-anchored, open-air community and neighborhood shopping centers in the Midwest, generally consisting of the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, Tennessee and Wisconsin. The Company currently owns properties in thirteen states in this region. Through past experience as well as current research, the Company believes that this region is economically strong and diverse and provides a favorable environment for the acquisition, ownership and operation of retail properties. The Company evaluates prospective acquisitions in certain Midwest markets which, based upon its research, demonstrate opportunities for favorable investment returns and long-term cash flow growth. The Company favors grocery-anchored centers because, based on its past experience, such properties offer strong and predictable daily consumer traffic and are less susceptible to downturns in the general economy than apparel or leisure anchored shopping center properties.

    As part of its ongoing business, the Company regularly evaluates, and engages in discussions with public and private entities regarding possible portfolio or asset acquisitions or business combinations. During 1997, we acquired 25 shopping centers aggregating over 3.1 million square feet of GLA for an aggregate acquisition price of approximately $189.3 million. On August 6, 1998, we completed the merger acquisition of Mid-America Realty Investments, Inc., a real estate investment trust owning interests in 25 properties aggregating approximately 3.3 million square feet primarily located in the Midwest region of the United States. In addition to property interests acquired in connection with the merger acquisition of Mid-America Realty Investments, from January 1, 1998 through December 1, 1998, we acquired 21 properties and two outlots adjacent to one of our existing properties, aggregating 2.8 million square feet of GLA for an aggregate acquisition price of approximately $198.9 million. We have also entered into a contract to acquire an additional shopping center representing approximately 186,000 square feet of GLA, which we believe will close, for an estimated price of approximately $3.9 million. In evaluating potential acquisitions, the Company focuses principally on community and neighborhood shopping centers in its Midwest target market that are anchored by strong national, regional and independent grocery store chains. The Company seeks to create an income stream diversity across its Midwest markets in order to insulate it from economic trends affecting any particular market.

    The Company has elected to qualify as a REIT for federal income tax purposes since its organization in 1961 and is the nation's oldest continuously qualified REIT.

    The Company is incorporated under the laws of the State of Maryland. Its offices are located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062-1626. Its telephone number is (847) 272-9800.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

    The description of the Company's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's charter and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this Prospectus is a part. See "Available Information."

GENERAL

    Under its charter, the Company has authority to issue up to 150 million shares of stock, consisting of 80 million shares of common stock, 20 million shares of preferred stock and 50 million shares of "Excess Stock" (as described below). Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. As of the date of this Prospectus, Bradley has approximately 23.8 million shares of Common Stock issued and outstanding and approximately 3.5 million shares of 8.4% Series A Convertible Preferred Stock ("Series A Preferred Stock") issued and outstanding. In addition, the Operating Partnership has approximately 1.4 million Units outstanding (other than those held directly by the Company). If tendered to the Operating Partnership for redemption, such Units may be exchanged for shares of common stock on a one-for-one basis at the option of the Company, subject to certain adjustments to prevent dilution and certain limitations imposed to protect the Company's status as a REIT.

COMMON STOCK

    Distribution Rights. As a holder of common stock, you will be entitled to receive distributions on your shares if, as and when the Company's Board of Directors authorizes and declares such distributions, subject to the provisions of the Company's charter regarding Excess Stock. A more detailed description of Excess Stock may be found below under the heading "--Excess Stock." Your right to receive distributions, however, will be subordinated to the rights of holders of Series A Preferred Stock and the holders of any other series of preferred stock issued in the future. See "--Series A Preferred Stock" for a description of the rights of holders of Series A Preferred Stock and of any other preferred stock that the Company may issue.

    Liquidation/Dissolution Rights. In a liquidation or dissolution of the Company, each share of common stock entitles its holder to share (based on the percentage of shares held) in any assets that remain after the Company pays its liabilities and any preferential distributions owed to the holders of Series A Preferred Stock and any other series of preferred stock issued in the future. The amount of the aggregate liquidation preference of the Series A Preferred Stock will not be counted as a liability in determining whether the Company is permitted under Maryland law to make a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption, or other acquisition of shares, or otherwise.

    Voting Rights. Subject to the provisions of the Company's charter regarding Excess Stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as otherwise required by law or except as provided with respect to any other class or series of preferred stock issued in the future, the holders of common stock and the holders of Series A Preferred Stock will possess exclusive voting power. The holders of Series A Preferred Stock have the right to vote on all matters submitted to a vote of the holders of common stock on an "as-converted" basis. There is no cumulative voting in the election of directors, which means that the holders of a majority of the votes cast for directors can, subject to certain rights of holders of preferred stock, elect all of the directors then standing for election, and the holders of the remaining shares of voting stock will not be able to elect any directors. The Company has a "staggered" Board of Directors, which means that approximately one-third of the Directors stand for re-election each year instead of the entire Board.

    Restrictions on Transfer. See "--Excess Stock" below for a description of certain provisions of the Company's charter designed to preserve the Company's status as a qualified REIT that limit the transfer of, and provide the Company with a right to redeem, shares of capital stock (including shares of common stock) and that also provide for the conversion of such stock into Excess Stock, in certain circumstances.

    Other Terms. Subject to the provisions of the Company's charter regarding Excess Stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, which rights may, however, be subject to preferential rights of shares of preferred stock. Holders of shares of common stock have no preference, conversion, sinking fund, redemption or exchange rights or preemptive rights. A conversion feature is one where a stockholder has the option to convert his shares to a different security, such as debt or preferred stock. A sinking fund or redemption right is one where a stockholder will have the right to redeem his shares (for cash or other securities) at some point in the future. Sometimes a redemption right is paired with an obligation of the company to create an account into which the company must deposit money to fund redemption (i.e., a sinking fund). Preemptive rights are rights granted to stockholders to subscribe for a percentage of any other securities we offer in the future based on the percentage of shares owned.

    Information. The Company furnishes its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

    Extraordinary Transactions. Pursuant to Maryland law and the Company's charter, the Company generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast. In addition, a number of other provisions of Maryland law could significantly affect the shares of common stock and the rights and obligations of its holders. See "--Certain Provisions of Maryland Law."

SERIES A PREFERRED STOCK

    In connection with the Company's acquisition of Mid-America Realty Investments, Inc. in August 1998, the Company issued 3,480,210 shares of Series A Preferred Stock to the former stockholders of that company. The Series A Preferred Stock is the only series of preferred stock of the Company that is outstanding as of the date of this Prospectus. The Series A Preferred Stock ranks senior to the common stock with respect to dividend rights and distributions upon liquidation, dissolution and winding up of the Company and votes with the common stock on an "as converted" basis. The following are the principal terms of the Series A Preferred Stock:

   Dividends                  Cumulative fixed dividend of $0.525 per share
                              payable quarterly.

   Liquidation Preference     $25.00 per share plus an amount equal to
                              accumulated, accrued but unpaid dividends.

   Conversion Rights          The Series A Preferred Stock is convertible into
                              common stock at a conversion price of $24.49 per share of common stock (equivalent to a conversion rate of approximately 1.0208 shares of common stock for each share of Series A Preferred), subject to adjustment in certain circumstances to prevent dilution.

   Redemption                 After August 6, 2003, the Company may redeem the
                              Series A Preferred Stock for $25.00 per share, plus any accumulated, accrued and unpaid dividends, so long as the common stock has traded above the conversion price for at least twenty days prior to redemption.

   Voting Rights              The holders of Series A Preferred Stock have the
                              right to vote with the common stock on each matter coming before any meeting of the holders of common stock, on an "as-converted" basis, that is, one vote for each share of common stock into which the holder's shares of Series A Preferred are then convertible. If the Company ever becomes delinquent with respect to six quarterly dividend payments on the Series A Preferred Stock, the holders of such preferred stock would also have the right to elect two separate directors.

TRANSFER AGENT

    The transfer agent and registrar for the Company's common stock and its Series A Preferred Stock is BankBoston, N.A., c/o Boston EquiServe, L.P., P.O. Box 8040, Boston, Massachusetts 02266.

POWER TO ISSUE ADDITIONAL SHARES OF STOCK

    The charter grants the Board of Directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock (including any unissued shares of any series of preferred stock, to the extent permitted by the terms of these series). The Board of Directors may also classify or reclassify unissued shares of common or preferred stock or Excess Stock and authorize the issuance of these classified or reclassified shares of stock. Under Maryland law and the charter, the Board of Directors is required to fix the terms and conditions for each class or series, subject to the provisions of the charter regarding Excess Stock, prior to the issuance of the shares of each class or series of stock. These terms and conditions include preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

    This power provides the Board of Directors with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded, the additional classes or series, as well as the common stock, will generally be available for issuance without further action by stockholders. However, the issuance of additional series of preferred stock with rights senior to the Series A Preferred Stock must be approved by the holders of Series A Preferred Stock. Although the Board of Directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority of, the common stock might receive a premium for their shares over the then-current market price.

EXCESS STOCK

    General. As a protective measure, the Company's charter provides for the issuance of a separate class of capital stock, referred to as Excess Stock, to attempted transferees of common stock in transactions that may endanger the Company's REIT qualification. The specific terms of Excess Stock and the conditions giving rise to its issuance are described in more detail below.

    Ownership Limit. As a REIT, the Company is required to comply with a variety of complicated rules under the Internal Revenue Code. Among other things, the Internal Revenue Code requires that, with certain limited exceptions, REITs satisfy the following ownership limitations:

    . not more than 50% in value of the REIT's outstanding capital stock may be owned, directly or indirectly after applying complex attribution rules, by five or fewer "individuals" (which phrase is defined to include a variety of tax exempt taxpayers) during the last half of its taxable year, and

    . such capital stock must be beneficially owned by 100 or more persons during at least 335 days of each taxable year.

    In order to protect its status as a qualified REIT, the Company's charter contains limitations on the amount of its capital stock that any one party may hold. The Company's "Ownership Limit" prohibits any holder from owning, or being deemed to own by virtue of the attribution provisions of the Internal Revenue
Code:

    .   more than 9.8% of the Company's outstanding common stock, or

    . shares of Series A Preferred Stock that either (a) have a value in excess of 9.8% of the value of all outstanding shares of the Company's capital stock, or (b) when converted, would result in such holder being the beneficial holder of more than 9.8% of the total number of outstanding shares of the Company's common stock, after giving effect to such conversion.

    The charter deems holders to own all stock that they (1) actually own,
(2) constructively own after applying the attribution rules specified in the Internal Revenue Code, and (3) have the right to acquire upon exercise of any rights, options or warrants or conversion of any convertible securities. Holders may include natural persons, corporations, trusts, partnerships or other entities. The fact that certain affiliated entities, such as separate mutual funds advised by the same investment adviser, may own more than 9.8% of the value of all outstanding capital stock in the aggregate will not of itself result in the Ownership Limit being exceeded, even though that investment advisor may be considered to be the "beneficial owner" of such stock for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.
In addition, the Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT and if the Board of Directors decides that such waiver is in the best interests of the Company.

    Violation of Ownership Limit. The charter provides that any attempted transfer of capital stock or any security convertible into capital stock is null and void if it would result in a violation of the Ownership Limit or the disqualification of the Company as a REIT. These provisions include any transfer that results in the Company being "closely held" within the meaning of
Section 856(h) of the Internal Revenue Code. In the event of such an attempted transfer, the intended transferee will acquire no rights to the capital stock or convertible securities attempted to be transferred. Instead, the shares of capital stock or convertible securities will automatically be exchanged for shares of Excess Stock and these shares of Excess Stock will automatically be transferred, by operation of law, to a trustee for the exclusive benefit of one or more charitable beneficiaries designated from time to time by the Company (except to the extent described below). The trustee will be named by the Board of Directors of the Company, but must be unaffiliated with the Company.

    Rights of Excess Stock. The Excess Stock held in trust (a) will be considered to be issued and outstanding shares of stock of the Company, (b) will be entitled to receive distributions declared by the Company and (c) may be voted by the trustee for the exclusive benefit of the charitable beneficiary. The charter requires a purported transferee of Excess Stock to repay to the Company any dividend or distribution which it receives prior to the discovery that capital stock was transferred in violation of the Ownership Limit. The Company is then required to turn over the amount of the repayment to the trustee. The charter also retroactively nullifies any votes cast by the purported transferee prior to the discovery that a transfer violated the Ownership Limit. The charter does provide, however, that the retroactive nullification of the vote cast with respect to the relevant shares of capital stock will not adversely affect the rights of any third party who relied in good faith upon the effectiveness of the matter that was the subject of the stockholder action as to which such votes were cast.

    Transferability of Excess Stock. As a general rule, holders may not transfer Excess Stock. Subject to the Company's redemption right described below, the trustee may transfer the shares of Excess Stock to a purchaser who could own such shares without violating the Ownership Limit. Upon such sale, the shares of Excess Stock automatically convert back into shares of the class or series of capital stock or convertible security from which they were originally converted.

    After Excess Stock is transferred in this way, the trustee must distribute at least a portion of the sale proceeds to the attempted purchaser who originally caused the Ownership Limit violation. The original attempted purchaser is only entitled to the proceeds until it recovers the price it paid for the stock. The trustee must distribute any proceeds in excess of the original attempted purchase price to the charitable beneficiary. If the attempted purchaser received the Excess Stock by gift, devise or otherwise without giving value for such stock, then it is only entitled to receive an amount that does not exceed the market price for such stock at the time of the prohibited transfer, as determined in the manner set forth in the charter.

    Redemption Right. In addition to the transfer restrictions described above, the Company has the right to purchase all or any portion of the Excess Stock from the trustee for a period of 90 days from the time the Company receives written notice of the prohibited transfer or other event resulting in the exchange of capital stock for Excess Stock. Under the charter, the purchase price will be the lesser of (a) the price paid for the stock by the original attempted transferee or (b) the market price of the stock on the date the Company exercises its option to purchase. If the original attempted transferee received such stock by gift, devise or otherwise without giving value for such stock, the market price of the stock at the time of the prohibited transfer will be used in lieu of the price paid. Upon any such purchase by the Company, the trustee must distribute the purchase price to the original attempted transferee.

    Additional Charter Provisions Regarding the Ownership Limit. If the Ownership Limit is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

    The Ownership Limit will not preclude settlement of transactions on the New York Stock Exchange ("NYSE") or any other stock exchange on which capital stock of the Company is listed. If the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT, then these restrictions on transferability and ownership will not apply.

    Upon demand by the Company, each stockholder and each proposed transferee of capital stock must disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of shares of stock as the Board of Directors deems necessary to comply with, or determine compliance with, the provisions of the Internal Revenue Code applicable to REITs or the requirements of any taxing authority or governmental agency.

    Effect on Potential "Change of Control" Transactions. The Company's Ownership Limit may have the effect of delaying, deferring or preventing the acquisition of control of the Company. The Ownership Limit, however, does not apply to shares of capital stock acquired pursuant to an all cash tender offer for all outstanding shares of capital stock in conformity with applicable laws if the following conditions are met:

    . At least two-thirds of the outstanding shares of capital stock are tendered and accepted pursuant to such tender offer. The securities held by the tender offeror and/or its affiliates and associates are not included in determining whether the two-thirds threshold has been met.

    . The tender offeror commits to give any non-tendering stockholders a reasonable opportunity to put their capital stock to the tender offeror at a price not less than that paid pursuant to the tender offer if the offer is accepted by the holders of two-thirds of the outstanding stock.

CERTAIN PROVISIONS OF MARYLAND LAW

    Maryland Business Combination Statute

    Maryland law prohibits certain "business combinations," including mergers, consolidations, share exchanges, certain asset transfers and certain issuances of equity securities, between a Maryland corporation and any person or entity that owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder"). This prohibition exists for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected. There is an exception to this rule when, among other things, the holders of the corporation's shares receive a minimum price (as defined in Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for the shares that it owns. However, these provisions of Maryland law do not apply to "business combinations" with an Interested Stockholder that are approved or exempted by the board of directors of the corporation before that Interested Stockholder becomes an Interested Stockholder.

    Maryland Control Share Acquisition Statute

    Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on that matter by stockholders. "Control Shares" are voting shares that, if aggregated with all other such shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

        (1) one-fifth or more but less than one-third;

        (2) one-third or more but less than a majority, or

        (3) a majority of all voting power.

    Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain expenses.

    If voting rights are not approved at a stockholder meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value. If voting rights for Control Shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The Company's bylaws contain a provision exempting any and all acquisitions of the Company's capital stock from the control shares provision of Maryland law. Nothing prevents the Company's Board of Directors from amending or repealing this provision in the future.

                  DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

REDEMPTION OF UNITS

    Each Unitholder may, subject to certain limitations, require that the Operating Partnership redeem all or a portion of such holder's Units by delivering a notice to the Operating Partnership. Upon redemption, a Unitholder will receive, with respect to each Unit redeemed, cash in an amount equal to the market value of one share of common stock (subject to certain adjustments to prevent dilution) plus any distribution amount owed but not yet paid to the Unitholder. The market value of the Company's common stock for this purpose will be equal to the average of the closing trading price of the common stock on the NYSE for the ten trading days before the day on which the redemption notice was received by the Operating Partnership. The Second Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement") provides that if such trading information is not available, the Company can use any other method to determine the value of the common stock as it deems appropriate in its reasonable judgment. The Operating Partnership Agreement does not specify alternative methodologies. The valuation methodology to be used will depend on all the facts and circumstances at the time.

    In lieu of the Operating Partnership redeeming Units for cash, the Company, as general partner of the Operating Partnership, has the right to elect to acquire directly any Units tendered for redemption in exchange for either (1) cash in the amount described above or (2) shares of common stock on a one-for one basis (subject to certain adjustments to prevent dilution). Any such acquisition will result in the Company owning the tendered Units and thereby increase its economic interest in the Operating Partnership. An acquisition by the Company will be treated as a sale of the Units to the Company for federal income tax purposes. See "--Tax Consequences of Redemption" below. Upon any redemption such Unitholder's right to receive distributions with respect to the redeemed Units will cease. If the Company elects to redeem the Units for shares of common stock, the Unitholder will have all the rights of a stockholder of the Company, including the right to receive dividends, from the time of its acquisition of the shares.

    The Company anticipates that it generally will elect to acquire any Units presented to the Operating Partnership for redemption by the issuance of shares of its common stock. However, the Company will make the determination whether to pay cash or issue shares of common stock upon redemption of Units at the time the Units are tendered for redemption. Any such determination will be made based on all of the facts and circumstances at the time, including the availability of cash, whether the acquisition of Units for cash is a good investment and the market price of the common stock. In addition, under the terms of the Operating Partnership Agreement, no redemption can occur if the delivery of common stock would be prohibited under the provisions of the Company's charter that protect the Company's qualification as a REIT or, in the opinion of counsel, the Company would no longer qualify as a REIT.

TAX CONSEQUENCES OF REDEMPTION

    The following discussion summarizes certain federal income tax considerations that may be relevant to a Unitholder who redeems his Units.

    Tax Treatment of Exchange or Redemption of Units

    If the Company elects to purchase Units tendered for redemption, the Operating Partnership Agreement provides that the transaction will be treated as a sale of Units by the Unitholder to the Company at the time of such redemption. The sale will be fully taxable to the redeeming Unitholder and such redeeming Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash value or the value of the shares of common stock received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below. See "--Tax Treatment of Disposition of Units by a Unitholder Generally" below.

    If the Company does not elect to purchase a Unitholder's Units tendered for redemption and the Operating Partnership redeems such Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of any Operating Partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below. See "--Tax Treatment of Disposition of Units by a Unitholder Generally" below.

    If the Company does not elect to purchase Units tendered for redemption and the Operating Partnership redeems a Unitholder's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would likely be the same as described in the previous paragraph, although not free from doubt. If the Operating Partnership redeems less than all of a Unitholder's Units, however, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any Operating Partnership liabilities allocable to the redeemed Units, exceeded the Unitholder's adjusted basis in all of such Unitholder's Units immediately before the redemption. This result may differ if the Redemption were treated as a disguised sale. See "Potential Application of the Disguised Sale Regulations to a Redemption of Units" below.

    If the Company contributes cash to the Operating Partnership to effect a redemption, and the form of the transaction is respected for tax purposes so that the redemption transaction is treated as the redemption of the Unitholder's Units by the Operating Partnership rather than a sale of Units to the Company, the income tax consequences to a Unitholder would be the same as described in the preceding paragraph.

    Tax Treatment of Disposition of Units by a Unitholder Generally

    If a Unitholder disposes of a Unit in a manner that is treated as a sale of the Unit, or a Unitholder otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "--Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., shares of common stock) received plus the amount of any Operating Partnership liabilities allocable to the Units sold. To the extent that the amount of cash or property received plus the allocable share of any Operating Partnership liabilities exceeds the Unitholder's basis for the Units disposed of, such Unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and/or the value of any other property (e.g., shares of common stock) received upon such disposition.

    Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a Unitholder's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Internal Revenue Code) exceeds the basis attributed to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

    Basis of Units

    In general, a Unitholder who acquired his Units by contribution of property and/or money to the Operating Partnership had an initial tax basis in his Units ("Initial Basis") equal to the sum of (i) the amount of money contributed (or deemed contributed as described below) and (ii) his adjusted tax basis in any other property contributed in exchange for such Units, and less the amount of any money distributed (or deemed distributed, as described below) in connection
with the acquisition of the Units.   The Initial Basis of Units acquired by
other means would have been determined under the general rules of the Internal Revenue Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect Initial Basis, and Unitholders are urged to consult their own tax advisors regarding their Initial Basis. A Unitholder's Initial Basis in his Units generally is increased by (i) such Unitholder's share of Operating Partnership taxable and tax-exempt income and (ii) increases in such Unitholder's allocable share of liabilities of the Operating Partnership (including any increase in his share of liabilities occurring in connection with the acquisition of his Units). Generally, such Unitholder's basis in his Units is decreased (but not below zero) by (i) such Unitholder's share of Operating Partnership distributions, (ii) decreases in such Unitholder's allocable share of liabilities of the Operating Partnership (including any decrease in his share of liabilities of the Operating Partnership occurring in connection with the acquisition of his Units), (iii) such Unitholder's share of losses of the Operating Partnership and (iv) such Unitholder's share of nondeductible expenditures of the Operating Partnership that are not chargeable to his capital account.

    Potential Application of the Disguised Sale Regulations to a Redemption of Units

    There is a risk that a redemption by the Operating Partnership of Units issued in exchange for a contribution of property to the Operating Partnership may cause the original transfer of property to the Operating Partnership in exchange for Units to be treated as a "disguised sale" of property. Section 707 of the Internal Revenue Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

    Accordingly, if a Unit is redeemed by the Operating Partnership from a Unitholder who holds Units that were issued in exchange for a contribution of property to the Operating Partnership, the Internal Revenue Service (the "IRS") could contend that the Disguised Sale Regulations apply because the Unitholder will thus receive cash subsequent to a previous contribution of property to the Operating Partnership. In that event, the IRS could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Internal Revenue Code, subject to certain limitations. In addition, in such event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming Unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Internal Revenue Code. Each Unitholder is advised to consult its own tax advisors to determine whether redemption of its Units could be subject to the Disguised Sale Regulations.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON STOCK

    The nature of any investment in the Company's common stock is generally economically equivalent to an investment in Units in the Operating Partnership. A holder of a share of common stock receives the same distribution that a holder of a Unit receives and stockholders and Unitholders generally share in the risks and rewards of ownership in the same enterprise. There are, however, differences between ownership of Units and ownership of common stock, some of which may be material to investors.

    The information below highlights a number of significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation and compares certain legal rights associated with the ownership of Units and common stock, respectively. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their Units are acquired for common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters. Holders of Units should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about the Company.

THE OPERATING PARTNERSHIP                            THE COMPANY
--------------------------------------  --------------------------------------
                     Form of Organization and Assets Owned
 The Operating Partnership is           The Company is a Maryland corporation
 organized as a Delaware limited        which has elected to be taxed as a
 partnership and is the entity          REIT under the Internal Revenue Code
 through which the Company conducts     and intends to maintain its
 substantially all of its business      qualifications as a REIT.  The
 and owns (either directly or           Company maintains a general partner
 indirectly through subsidiaries)       interest in the Operating
 substantially all of its assets.       Partnership, which gives the Company
 The Board of Directors of the          an indirect investment in those
 Company manages the affairs of the     properties and other assets owned by
 Operating Partnership by directing     the Operating Partnership. The
 the affairs of the Company.            Company currently owns approximately
                                        a 94% economic interest in the
                                        Operating Partnership, and such
                                        interest will increase as Units are
                                        redeemed for cash or acquired by the
                                        Company.
                             Length of Investment

 The Operating Partnership has a        The Company has a perpetual term and
 stated termination date of December    intends to continue its operations
 31, 2050, although it may be           for an indefinite time period.
 terminated earlier under certain
 circumstances.


THE OPERATING PARTNERSHIP                            THE COMPANY
--------------------------------------  --------------------------------------
                  Nature of Investment and Distribution Rights
 The Units constitute equity interests  The common stock constitutes an
 entitling each Unitholder to his pro   equity interest in the Company.  The
 rata share of cash distributions       Company is entitled to receive a
 made to the Unitholders of the         portion of the Partnership's
 Operating Partnership, including the   operating cash flow and capital cash
 Company. Because the Company also      flow sufficient to pay dividends to
 holds "preferred units" of the         stockholders concurrently with any
 Operating Partnership with             distribution to the Unitholders has
 distribution rights equivalent to      been effected. Each stockholder will
 the Company's Series A Preferred       be entitled to his pro rata share of
 Stock, distributions to Unitholders    any dividends or distributions paid
 are subject to the prior               with respect to common stock.  The
 distribution rights of such            dividends payable to the stockholders
 preferred units.  In general, the      are not fixed in amount and are only
 Operating Partnership is structured    paid if, when and as declared by the
 so that Unitholders receive            Board of Directors.  In order to
 distributions on their Units equal     qualify as a REIT, the Company must
 to the dividend yield for the same     distribute at least 95% of its
 period on a share of the Company's     taxable income (excluding capital
 common stock.                          gains), and any taxable income
                                        (including capital gains) not
 As a partnership, the Operating        distributed will be subject to
 Partnership is not subject to          corporate income tax.
 federal income taxation.  In
 determining their federal income
 tax, partners of the Operating
 Partnership, including Unitholders,
 must take into account their
 allocable share of partnership
 income, gain, deduction and loss
 (regardless of whether distributed),
 and otherwise are subject to the
 rules governing the taxation of
 partnerships and partners.  By
 contrast, Unitholders who receive
 common stock upon exercise of their
 redemption rights will be taxed on
 such investment in accordance with
 the rules governing REITs.  See
 "Federal Income Tax Considerations."


THE OPERATING PARTNERSHIP                            THE COMPANY
--------------------------------------  --------------------------------------
                         Issuance of Additional Units
 The Operating Partnership is           The Board of Directors of the Company
 authorized to issue additional Units   may issue, in its discretion,
 and such other partnership interests   additional equity securities consisting
 (including partnership interests of    of common stock or any other series of
 different series or classes that may   capital stock (which may be classified
 be senior to Units) as the Company     and issued as a variety of equity
 may determine in its sole discretion   securities, including one or more
 as general partner.  The relative      classes of common or preferred stock,
 rights, powers and duties of such      in the discretion of the Board of
 Units or other interests will be       Directors) so long as the total number
 determined by the Company in its       of shares issued does not exceed the
 sole discretion. The Operating         authorized number of shares of capital
 Partnership may issue Units and        stock set forth in the Company's
 other partnership interests to the     charter.  The issuance of additional
 Company, as long as such interests     shares of common stock, preferred
 are issued in connection with a        stock or other similar equity
 comparable issuance of its capital     securities may result in the dilution
 stock and proceeds raised in           of the interests of the existing
 connection with the issuance of such   stockholders.
 capital stock are contributed to the
 Operating Partnership. In addition,
 the Operating Partnership will issue
 additional Units upon exercise of
 the options granted pursuant to the
 Company's stock option plans.  The
 issuance of additional Units or
 other similar partnership interests
 may result in the dilution of the
 interests of the existing
 Unitholders.

                                   Liquidity
 A Unitholder may not transfer any      The Company's common stock is freely
 portion of their Units without the     transferable subject to the
 consent of the general partner,        requirements of the Securities Act of
 subject to the following exceptions:   1933, as amended.  The common stock
                                        is listed on the NYSE.  The breadth
     (a) transfers by will, the laws    and strength of this market will
     of intestacy or otherwise to the   depend, among other things, upon the
     legal representative or            number of shares outstanding, the
     successor of the transferring      Company's financial results and
     Unitholder who shall be bound in   prospects, the general interest in
     all respects by the terms of the   the Company's and other real estate
     Operating Partnership Agreement;   investments and the Company's
                                        dividend yield compared to that of
     (b) inter vivos transfers for      other debt and equity securities.
     estate planning purposes;  or

     (c) pledges to secure the
     repayment of a loan.

 Subject to certain conditions, each
 Unitholder has the right to elect to
 have their Units redeemed by the
 Operating Partnership. Upon
 redemption, the Unitholder will
 receive, at the Company's election,
 either shares of common stock or the
 cash equivalent in exchange for such
 Units.


THE OPERATING PARTNERSHIP                            THE COMPANY
--------------------------------------  --------------------------------------
                      Purchase and Permitted Investments
 The Operating Partnership's purpose    Under its charter, the Company may
 is to conduct any business that        engage in any lawful activity
 relates to the properties or           permitted under Maryland law.
 affiliated entities of the Operating
 Partnership, except that the
 Operating Partnership Agreement
 requires the business of the
 Operating Partnership to be
 conducted in a manner that permits
 the Company to be classified as a
 REIT for Federal income tax purposes
 and avoids any Federal income or
 excise tax liability.  The Operating
 Partnership may, subject to the
 foregoing limitation, invest or
 enter into partnerships, joint
 ventures or similar arrangements and
 may own interests in any other
 entity.

                              Borrowing Policies
 The Operating Partnership has no       The Company is not restricted under
 restrictions on borrowings, and the    its organizational documents from
 Company as the general partner, has    incurring borrowings.
 full power and authority to borrow
 money on behalf of the Operating
 Partnership.

                         Other Investment Restrictions
 Other than restrictions precluding     Neither the Company's charter nor its
 investments by the Operating           bylaws impose any restrictions upon
 Partnership that would adversely       the types of investments made by the
 affect the Company's qualification     Company.
 as a REIT, there are no restrictions
 upon the Operating Partnership's
 authority to enter into any
 transactions, including, among
 others, making investments, lending
 Operating Partnership funds, or
 reinvesting the Operating
 Partnership's cash flow and net sale
 or refinancing proceeds.

                              Management Control
 Generally, all management powers over  The Board of Directors has exclusive
 the business and affairs of the        control over the Company's business
 Operating Partnership are vested in    and affairs subject only to the
 the Company as general partner and     restrictions in its charter and
 no other Unitholder of the Operating   bylaws.  The Board of Directors is
 Partnership has any right to           classified into three classes. At
 participate in or exercise control     each annual meeting of stockholders,
 or management power over the           the successors of the class of
 business and affairs of the            Directors whose terms expire at that
 Operating Partnership.  The            meeting will be elected.  The
 Operating Partnership Agreement        policies adopted by the Board of
 provides that the Company shall be     Directors may be altered or
 reimbursed for all expenses incurred   eliminated without advice of the
 by it relating to the management and   stockholders.  Accordingly, except
 business of the Operating              for their vote in the elections of
 Partnership.                           Directors, stockholders have no
                                        control over the ordinary business
                                        policies of the Company.

THE OPERATING PARTNERSHIP                            THE COMPANY
--------------------------------------  --------------------------------------
                   Management Liability and Indemnification
 The Operating Partnership Agreement    The Company's charter eliminates, to
 generally provides that the general    the fullest extent permitted under
 partner and any person acting on its   Maryland law, the personal liability
 behalf will incur no liability to      of a director of the Company for
 the Operating Partnership or any       monetary damages for breaches of such
 Unitholder for any act or omission     director's duty of care or other
 within the scope of the general        duties as a director.  The effect of
 partner's authorities, provided the    this provision in the charter is
 general partner's or such other        generally to eliminate the rights of
 person's action or omission to act     the Company and its stockholders
 was taken in good faith and in the     (through stockholders' derivative
 belief that such action or omission    suits on behalf of the Company) to
 was in the best interests of the       recover monetary damages against a
 Company and its affiliates, and        director for breach of the fiduciary
 provided further, that the general     duty of care as a director (including
 partner's or such other person's       breaches resulting from negligent or
 actions or omissions shall not         grossly negligent behavior). This
 constitute actual fraud or gross       provision does not limit or eliminate
 negligence or deliberately dishonest   the rights of the Company or any
 conduct.                               stockholder to seek non-monetary
                                        relief such as an injunction or
 The Operating Partnership Agreement    recession in the event of a breach of
 also provides for the                  a director's duty of care.  These
 indemnification of the general         provisions will not alter the
 partner and its affiliates and any     liability of a director under federal
 individual acting on their behalf      securities laws.
 from any loss, damage, claim or
 liability, including, but not
 limited to, reasonable attorneys'
 fees and expenses, incurred by them
 by reason of any act performed by
 them in accordance with the
 standards set forth above or in
 enforcing the provisions of this
 indemnity.

                            Antitakeover Provisions
 Except in limited circumstances, the   The Company's charter and bylaws and
 general partner has exclusive          Maryland law contain a number of
 management power over the business     provisions that may have the effect
 and affairs of the Operating           of delaying or discouraging an
 Partnership. The general partner may   unsolicited proposal to acquire the
 not be removed by the Unitholders      Company or remove incumbent
 with or without cause.  Under the      management.  See "Risk
 Operating Partnership Agreement, the   Factors--Certain Provisions in
 Company may, in its sole discretion,   Organizational Documents May
 prevent a Unitholder from              Discourage Acquisition Proposals."
 transferring their Units except in
 certain limited circumstances.
 Accordingly, the Company may
 exercise this right of approval to
 deter, delay or hamper attempts by
 persons to acquire a majority
 interest in the Operating
 Partnership.


THE OPERATING PARTNERSHIP                            THE COMPANY
--------------------------------------  --------------------------------------
                                 Voting Rights
 Holders of Units have no right to      The Board of Directors directs the
 elect or remove the Company as the     Company's business and affairs.  The
 general partner of the Operating       Board consists of three classes
 Partnership and generally have no      having staggered terms of office.
 other voting rights.  Under the        Stockholders elect each class at
 Operating Partnership Agreement, the   annual meetings of the Company.  All
 Company as general partner may take    shares of common stock have one vote
 any action in a manner that it         per share.  The charter permits the
 reasonably believes to be in the       Board of Directors to classify and
 best interests of its stockholders     issue preferred stock in one or more
 or complies with the REIT              series having voting power which may
 requirements for the Company.  The     differ from that of the common stock.
 Company's ability to make amendments
 to the Operating Partnership           Stockholders of the Company have the
 Agreement is limited to the extent     right to vote, among other things, on
 described below.                       a merger or sale of all or
                                        substantially all of the assets of
                                        the Company, certain amendments to
                                        the charter and dissolution of the
                                        Company.  Under Maryland law and the
                                        charter, the sale of all or
                                        substantially all of the assets of
                                        the Company or any merger or
                                        consolidation of the Company requires
                                        the approval of the Board of
                                        Directors and holders of a majority
                                        of the outstanding shares of common
                                        stock.  No approval of the
                                        stockholders is required for the sale
                                        of less than all or substantially all
                                        of the Company's assets.  Under
                                        Maryland law and the charter and
                                        bylaws, the Board of Directors must
                                        obtain approval of holders of not
                                        less than a majority of all
                                        outstanding shares of the Company's
                                        capital stock in order to dissolve
                                        the Company.
        Amendment of the Partnership Agreement or the Company's Charter
 Generally, the Operating Partnership   Amendments to the charter must be
 Agreement may be amended by the        approved by the Board of Directors
 general partner without the consent    and generally by the vote of a
 of the Unitholders, except that        majority of the votes entitled to be
 certain amendments which alter or      cast at a meeting of stockholders
 change Unitholders' distribution       except as otherwise provided by law.
 rights or redemption rights requires   The Board of Directors may, however,
 the consent of the Unitholders         amend the Charter without any action
 holding a majority-in-interest of      of the stockholders in certain
 the outstanding Units.                 respects to preserve the Company's
                                        REIT qualification.

THE OPERATING PARTNERSHIP                            THE COMPANY
--------------------------------------  --------------------------------------
                     Compensation, Fees and Distributions
 The general partner is not entitled    The Directors of the Company receive
 to receive any compensation for its    compensation for their services.
 services as general partner of the
 Operating Partnership.  As a partner
 in the Operating Partnership,
 however, the general partner has the
 same right to allocations and
 distributions as other partners of
 the Operating Partnership.  In
 addition, the Operating Partnership
 will reimburse the general partner
 for administrative expenses incurred
 relating to the ongoing operation of
 the Company and certain other
 expenses arising in connection with
 its role as general partner.  All
 officers of the Company are
 employees of the Operating
 Partnership and receive compensation
 for their services as such.

                            Liability of Investors
 Under the Operating Partnership        Under the Maryland law, stockholders
 Agreement and applicable Delaware      generally are not personally liable
 law, the liability of the limited      for the debts or obligations of the
 partners for the Operating             Company.
 Partnership's debts and obligations
 is generally limited to the amount
 of their investment in the Operating
 Partnership, together with any
 interest in any undistributed income.


                       FEDERAL INCOME TAX CONSIDERATIONS

    As a REIT, the Company must comply with highly technical and complex requirements under the Internal Revenue Code. The following discussion summarizes these requirements and their effect on the Company and its stockholders. The summary discussion is for general information only and is not an exhaustive list of all tax considerations that may be material. For example, this discussion does not address any state, local or foreign tax considerations. Also, this discussion does not address issues that arise as a result of your, or any other investor's, special circumstances or special status under the Internal Revenue Code. The summary is qualified in its entirety by, and you should refer to, Sections 856 through 860 of the Internal Revenue Code and the Treasury Regulations thereunder, which set forth the particular provisions applicable to REITs.

    The discussion in this section (and any other section of this Prospectus) is not intended to be, nor should you construe it as, tax advice. You are urged to consult your own tax advisor to determine the impact of a redemption of your Units and/or of owning the Company's common stock on your own personal situation. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

    General

    Under the Internal Revenue Code, if certain requirements are met in a taxable year, including the requirement that the REIT distribute to its stockholders at least 95% of its real estate investment trust taxable income for the taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. For these purposes, taxable income will be computed without regard to the dividends paid deduction and the Company's net capital gain. However, the Company may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income or net capital gains, the alternative minimum tax on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions. As discussed below, however, for taxable years beginning after December 31, 1997, stockholders may be credited for all or a portion of the taxes paid by the Company on its retained net capital gains. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

    The Company Believes But Cannot Guarantee That It Qualifies as a REIT

    The Company has elected to qualify as a REIT under the Internal Revenue Code. In the opinion of Goodwin, Procter & Hoar LLP, the Company has been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its manner of operation has met and will continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. This opinion is based on various assumptions and is conditioned upon representations made by the Company as to factual matters and the continuation of such factual matters. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Moreover, such qualification and taxation as a REIT in any tax year depends upon the Company's ability to meet the various source of income, ownership of assets, distribution and diversity of ownership requirements of the Internal Revenue Code for qualification as a REIT in its actual results each tax year, which results will not be reviewed by Goodwin, Procter & Hoar LLP. Accordingly, no assurance can be given that the actual results of the Company for any particular tax year will in fact satisfy the requirements for qualification. Likewise, although the Company believes that it has operated in a manner which satisfies the REIT qualification requirements under the Internal Revenue Code since its organization in 1961, no assurance can be given that the Company's qualification as a REIT will not be challenged by the IRS for taxable years still subject to audit.

    Undistributed Long-Term Capital Gains

    The Company may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. For taxable years beginning after December 31, 1997, if the Company so elects for a taxable year, the stockholders would include in income as long-term capital gains their proportionate share of such portion of the Company's undistributed long-term capital gains for the taxable year as the Company may designate. A stockholder would be deemed to have paid his share of the tax paid by the Company on such undistributed capital gains, which would be credited or refunded to the stockholder. The stockholder's basis in his common stock would be increased by the amount of undistributed long-term capital gains included in the stockholder's long-term capital gains, less such stockholder's share of the capital gains tax paid by the Company.

    Dividends Taxable as Ordinary Income

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as a capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Subject to the discussion below regarding the changes to the capital gains tax rates, distributions that are designated as capital gains dividends will be taxed as capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her common stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

    As used herein, the term "U.S. Stockholder" means a holder of common stock that for United States federal income tax purposes is:

    .   a citizen or resident of the United States, or
    . a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or
    . an estate, the income of which is subject to United States federal income taxation regardless of its source, or
    . a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and
    . is not an entity that has a special status under the Internal Revenue Code (such as a tax-exempt organization or dealer in securities).

    Dividends Taxable as Capital Gain

    To the extent that the Company has net capital gain for a taxable year, dividends paid during the year (or that are deemed paid) properly designated by it as long-term capital gains will be treated as such for the taxable year without regard to the period for which the stockholder has held his stock. See "Dividends Taxable as Ordinary Income" for the treatment of corporations.

    Other Dividends

    Distributions, other than capital gain dividends, in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's common stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's common stock, the distribution will be treated as long-term capital gain or loss if the shares of common stock have been held for more than 12 months and otherwise as short-term capital gain or loss.

In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a special date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

    Net Operating Losses

    Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain distributions and capital gains from the disposition of common stock (and distributions treated as such) will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gain distributions and capital gains will be taxed at ordinary income rates to the extent of such election. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

                          NO PROCEEDS TO THE COMPANY

    The Company will not receive any proceeds in connection with the issuance of the shares of common stock offered by this Prospectus. The Company will acquire Units in exchange for any shares it issues and its economic interest in the Operating Partnership will increase accordingly.


                             PLAN OF DISTRIBUTION

    This Prospectus relates to the possible issuance by the Company of up to 1,212,630 shares of common stock if, and to the extent that, certain holders of an aggregate of 1,212,630 Units tender such Units for redemption and the Company elects to acquire such tendered Units for shares of common stock. See "Description of Units and Redemption of Units." The Operating Partnership originally issued these Units to the equity holders of Lexington Holding Company, Baken Park Partners Limited Partnership, County Line 31 Company, L.P. and Spring Mall Associates Limited Partnership in exchange for the contribution of their interests in certain properties to the Operating Partnership. In connection with these property acquisitions, the Company entered into registration rights agreements with the contributors. The Company is registering the shares covered by this Prospectus in order to fulfill its contractual obligations under these agreements and provide the holders of the shares with freely tradable securities. Registration of these shares does not necessarily mean that all or any portion of the shares will be issued by the Company.

    All expenses incident to the offering and sale of the shares offered hereby will be paid by the Company, other than brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the redeeming Unitholder. The Company has agreed to indemnify these Unitholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the shares of common stock offered hereby, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is Secretary of the Company and is the beneficial owner of approximately 10,000 shares of common stock.


                                    EXPERTS

    The consolidated financial statements and schedule of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 contained in the Company's Annual Report on Form 10-K, the statement of revenues and certain expenses of Redford Plaza for the year ended December 31, 1997, the statement of revenues and certain expenses of Courtyard Shopping Center for the year ended December 31, 1997, the combined statement of revenues and certain expenses of Camelot Shopping Center and Plainview Village for the year ended December 31, 1997, the statement of revenues and certain expenses of Salem Consumer Square for the year ended December 31, 1997, the statement of revenues and certain expenses of Holiday Manor Shopping Center for the year ended December 31, 1997, the statement of revenues and certain expenses of Ellisville Square for the year ended December 31, 1997, and the statement of revenues and certain expenses of Clock Tower Plaza for the year ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement in reliance upon their report and said authority.

================================================================================

    You should rely only on the information contained in this Prospectus, incorporated herein by reference or contained in a Prospectus Supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus, and incorporated herein by reference or in any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.



                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Available Information....................................................   2

Incorporation of Certain Documents by Reference..........................   2

Prospectus Summary.......................................................   3

Risk Factors.............................................................   5

The Company..............................................................  13

Description of Securities to be Registered...............................  14

Description of Units and Redemption of Units.............................  20

Federal Income Tax Considerations........................................  30

No Proceeds to the Company...............................................  33

Plan of Distribution.....................................................  33

Legal Matters............................................................  33

Experts..................................................................  33


================================================================================


                               1,212,630 SHARES



                           BRADLEY REAL ESTATE, INC.



                                 COMMON STOCK



                                  Prospectus



                               December __, 1998


================================================================================

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) anticipated to be paid by the Company in connection with the issuance and distribution of the Securities.

    SEC Registration fee            $ 5,125
    Legal fees and expenses          20,000
    Accounting fees and expenses     10,000
    Printing fees and expenses        2,000
    Transfer and Agency fees          1,000
    Miscellaneous                     1,875
                                    -------
    TOTAL                           $40,000
                                    =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of Bradley Real Estate, Inc. (the "Company") contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director, officer, agent, employee or plan administrator of the Company or of its predecessor Bradley Real Estate Trust (the "Trust") or (ii) any individual who, at the request of the Company, serves or has served in any of these capacities with another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify
(a) any present or former director or officer of the Company, (b) any individual who, at the request of the Company, serves or has served another corporation, partnership, joint venture, trust or other enterprise as a director or officer or (c) any former trustee or officer of the Company's predecessor entity, Bradley Real Estate Trust.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a corporation as a condition to advancing expenses, to obtain (x) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the bylaws and (y) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

    The Company has claims-made directors and officers liability insurance policies that insure the directors and officers of the Company against loss from claimed wrongful acts and insure the Company for indemnifying the directors and officers against such loss. The policy limits of liability are $10,000,000 each policy year and are subject to a retention of $150,000 of loss by the Company.

ITEM 16.  EXHIBITS.

Exhibit
  No.    Description
  ---    -----------
  4.1 Articles of Amendment and Restatement of Bradley Real Estate, Inc., incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated October 17, 1994.

  4.2 Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock for the 8.4% Series A Convertible Preferred Stock of Bradley Real Estate, Inc. incorporated by reference to Annex B to the Proxy/Statement Prospectus included in Part I to the Company's Registration Statement on Form S-4 (No. 333-57123).

  4.3  By-laws of Bradley Real Estate, Inc., incorporated by reference to
       Exhibit 3.3 of the Company's Current Report on Form 8-K dated October 17, 1994. 4.4 Form of Common Stock Certificate, incorporated by reference to
       Exhibit 4.1 of the Company's Current Report on Form 8-K dated October 17, 1994.

  4.5 Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, dated as of September 2, 1997, incorporated by reference to the Operating Partnership's Registration Statement on Form 10.

  4.6 Amendment to Second Restated Agreement of Limited Partnership of the Operating Partnership, dated August 6, 1998, designating the 8.4% Series A Convertible Preferred Units.

 *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Securities being registered.

 *8.1  Opinion of Goodwin, Procter & Hoar  LLP as to certain tax matters.

*23.1  Consent of KPMG Peat Marwick LLP.

 23.2  Consent of Goodwin, Procter & Hoar  LLP (included in Exhibits 5.1 and
       8.1  hereto).

 24.1  Powers of Attorney (included on the signature page hereof).

 99.1 Registration Rights Agreement, dated January 1, 1997, by and between the Company and Lexington Holding Company, incorporated by reference to
       Exhibit 99.1 of the Company's Registration Statement on Form S-3
       (No. 333-42357).

*99.2 Registration Rights Agreement, dated December 23, 1997, by and between the Company and Spring Mall Associates Limited Partnership.

*99.3 Registration Rights Agreement, dated December 31, 1997, by and between the Company and Baken Park Partners Limited Partnership.

*99.4 Registration Rights Agreement, dated September 25, 1998, by and between the Company and County Line 31 Company, L.P.

______________________

*     Filed herewith.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any Prospectus required by Section 10(a)(3) of the
            Securities Act of 1933, as amended (the "Securities Act")

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to
                the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois on December 17, 1998.

                                     BRADLEY REAL ESTATE, INC.


                                     By:  /s/ Thomas P. D'Arcy
                                        ---------------------------------------
                                          Thomas P. D'Arcy, President

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Thomas P. D'Arcy and Irving E. Lingo, Jr., and each of them singly, his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and a further registration statement filed conforming to Rule 462(b) under the Securities Act of 1933, as amended, relating to securities of the same class(es) registered under this Registration Statement and to file the same and all exhibits thereto and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

           Name                             Title                        Date
---------------------------  ------------------------------------  -----------------

/s/ Thomas P. D'Arcy         Chairman, President, Chief Executive  December 17, 1998
---------------------------  Officer and Director
THOMAS P. D'ARCY

/s/ Irving E. Lingo, Jr.     Executive Vice President and Chief    December 17, 1998
---------------------------  Financial Officer
IRVING E. LINGO, JR.

/s/ David M. Garfinkle       Controller                            December 17, 1998
---------------------------
DAVID M. GARFINKLE

/s/ Joseph E. Hakim          Director                              December 17, 1998
---------------------------
JOSEPH E. HAKIM

/s/ William L. Brown         Director                              December 17, 1998
---------------------------
WILLIAM L. BROWN

/s/ Stephen G. Kasnet        Director                              December 17, 1998
---------------------------
STEPHEN G. KASNET

/s/ Paul G. Kirk, Jr.        Director                              December 17, 1998
---------------------------
PAUL G. KIRK, JR.

/s/ W. Nicholas Thorndike    Director                              December 17, 1998
---------------------------
W. NICHOLAS THORNDIKE

/s/ A. Robert Towbin         Director                              December 17, 1998
---------------------------
A. ROBERT TOWBIN

                                 EXHIBIT INDEX

Exhibit
  No.      Description
-------    -----------
  4.1 Articles of Amendment and Restatement of Bradley Real Estate, Inc., incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated October 17, 1994.

  4.2 Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock for the 8.4% Series A Convertible Preferred Stock of Bradley Real Estate, Inc. incorporated by reference to Annex B to the Proxy/Statement Prospectus included in Part I to the Company's Registration Statement on Form S-4 (No. 333-57123).

  4.3      By-laws of Bradley Real Estate, Inc., incorporated by reference to
           Exhibit 3.3 of the Company's Current Report on Form 8-K dated October 17, 1994. 4.4 Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated October 17, 1994.

  4.5 Second Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership, dated as of September 2, 1997, incorporated by reference to the Operating Partnership's Registration Statement on Form 10.

  4.6 Amendment to Second Restated Agreement of Limited Partnership of the Operating Partnership, dated August 6, 1998, designating the 8.4% Series A Convertible Preferred Units.

 *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Securities being registered.

 *8.1      Opinion of Goodwin, Procter & Hoar  LLP as to certain tax matters.

*23.1      Consent of KPMG Peat Marwick LLP.

 23.2      Consent of Goodwin, Procter & Hoar LLP (included in Exhibits 5.1 and
           8.1 hereto).

 24.1      Powers of Attorney (included on the signature page hereof).

 99.1 Registration Rights Agreement, dated January 1, 1997, by and between the Company and Lexington Holding Company, incorporated by reference to Exhibit 99.1 of the Company's Registration Statement on Form S-3 (No. 333-42357).

*99.2 Registration Rights Agreement, dated December 23, 1997, by and between the Company and Spring Mall Associates Limited Partnership.

*99.3 Registration Rights Agreement, dated December 31, 1997, by and between the Company and Baken Park Partners Limited Partnership.

*99.4 Registration Rights Agreement, dated September 25, 1998, by and between the Company and County Line 31 Company, L.P.

______________________

*     Filed herewith.